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                                  EXHIBIT 21.1

                                 AVX CORPORATION
                         SUBSIDIARIES OF THE REGISTRANT


         As of March 31, 1999, active subsidiaries, all 100% owned directly or indirectly, consist of the following:

1.  AVX Corporation (Delaware)
2.  AVX Tantalum Corporation (Maine)
3.  AVX Filters Corporation (California)
4.  AVX Vancouver Corporation (Washington)
5.  Elco USA, Inc.  (Delaware)
6.  AVX Israel Limited (Israel)
7.  AVX Limited (United Kingdom)
8.  AVX GmbH (Germany)
9.  AVX SRL  (Italy)
10. AVX SA (France)
11. AVX Czech Republic sro (Czech Republic)
12. Elco Europe GmbH  (Germany)
13. AVX/Kyocera Asia Limited (Hong Kong)
14. VX/Kyocera Hong Kong Limited (Hong Kong)
15. AVX Industries Pte Ltd.  (Singapore)
16. AVX/Kyocera (Malaysia) Sdm Bhd (Malaysia)
17. AVX/Kyocera (Singapore) Pte Ltd. (Singapore)
18. Avio Exito de Chihuahua, S.A. de C.V.  (Mexico)
19. Avio Excelente, S.A. de C.V.  (Mexico)
20. Avio Excelente de Chihuahua, S.A. de C.V.  (Mexico)
21. TPC - SA (France)
22. TPC do Brasil Limitada (Brazil)
23. AVX Componentes da Amazonia Limitada (Brazil)
24. TPC Malaysia Sdn Bhd (Malaysia)
25. AVX Asia Pte Ltd.  (Singapore)
26. AVX Asia Limited (Hong Kong)
27. TPC Passive Components Taiwan Limited (Taiwan)
28. TPC Ferrite Taiwan Limited (Taiwan)
29. AVX Hong Kong Limited (Hong Kong)
30. AVX Guadalajaria S.A. De CV (Mexico)
31. Tianjin AVX/Kyocera International Trading Company Ltd.  (China)
32. AVX Israel Holding Company (1998) Ltd.  (Israel)
33. AVX Electronisch Baulemente GmbH  (Germany)
34. Thomson - CSF Passive Components, Corp.  (Delaware)
35. AVX Development (Delaware)